As filed with the Securities and Exchange Commission on November 13, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRESCENT ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	87-1133610
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 Travis Street, Suite 7200 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

CRESCENT ENERGY COMPANY 2021 EQUITY INCENTIVE PLAN

(Full title of the plan)

Bo Shi

General Counsel

600 Travis Street, Suite 7200

Houston, Texas 77002

(Name and address of agent for service)

(713) 337-4600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller Reporting Company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering the offer and sale of an additional 2,724,921 shares of Class A common stock, par value $0.0001 per share (the “Stock”), of Crescent Energy Company (the “Registrant”) that may be issued under the Crescent Energy Company 2021 Equity Incentive Plan (as amended from time to time, the “Plan”) pursuant to the First Amendment to the Plan (the “First Amendment”), which Stock consists of shares that are reserved and available for delivery with respect to awards under the Plan as a result of the First Amendment and additional shares that have or may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference into this Registration Statement the contents of the registration statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on December 10, 2021 (File No. 333-261604), which registered the offer and sale of 947,483 shares of Stock under the Plan (in addition to registering shares of Stock available under a different equity compensation plan). The additional shares of Stock registered pursuant to this Registration Statement were authorized pursuant to First Amendment, which was approved by stockholders holding a majority of the shares of voting power of the Stock as well as Class B common stock, par value $0.0001 per share, of the Registrant on May 10, 2023. The First Amendment became effective on October 4, 2023 (upon the expiration of a waiting period of 40 calendar days after the date on which the Notice of Internet Availability of the Information Statement on Schedule 14C filed with the Commission on August 25, 2023 was first sent or given to our stockholders).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Crescent Energy Company (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 7, 2021, and incorporated herein by reference).

4.2	Amended & Restated Bylaws of Crescent Energy Company (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 7, 2021, and incorporated herein by reference).

4.3	Crescent Energy Company 2021 Equity Incentive Plan (filed as Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 7, 2021, and incorporated herein by reference).

4.4*	First Amendment to the Crescent Energy Company 2021 Equity Incentive Plan.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Ryder Scott Company, LP (Crescent Energy Company).

23.4*	Consent of Ryder Scott Company, LP (Western Eagle Ford).

23.5*	Consent of Netherland, Sewell & Associates, Inc.

23.6*	Consent of Haas Petroleum Engineering Services, Inc.

23.7*	Consent of Cawley, Gillespie & Associates, Inc.

23.8*	Consent of William M. Cobb & Associates, Inc.

23.9*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included in the signature page of this Registration Statement).

107.1*	Calculation of Filing Fee Tables.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on November 13, 2023.

CRESCENT ENERGY COMPANY

By:	/s/ Bo Shi
Name:	Bo Shi
Title:	General Counsel

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd Falk and Bo Shi, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 13, 2023.

Signatures	Title

/s/ David C. Rockecharlie	Chief Executive Officer and Director
David C. Rockecharlie	(Principal Executive Officer)

/s/ Brandi Kendall	Chief Financial Officer and Director
Brandi Kendall	(Principal Financial Officer)

/s/ Todd Falk	Chief Accounting Officer
Todd Falk	(Principal Accounting Officer)

/s/ John C. Goff
John C. Goff	Chairman of the Board and Director

/s/ Claire S. Farley
Claire S. Farley	Director

/s/ Robert G. Gwin
Robert G. Gwin	Director

/s/ Ellis L. “Lon” McCain
Ellis L. “Lon” McCain	Director

/s/ Karen Simon
Karen Simon	Director

/s/ Erin Bobinsky
Erin Bobinsky	Director

/s/ Bevin Brown
Bevin Brown	Director